Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM
To the Board of Directors
Cardiome Pharma Corp.
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended 2001 Stock Option Plan of Cardiome Pharma Corp. of:
•	our auditors’ report dated March 20, 2007 on the consolidated balance sheet of Cardiome Pharma Corp. (“the Company”) as at December 31, 2006, and the consolidated statements of loss and deficit and cash flows for the year then ended; and

•	our auditors’ report on reconciliation to United States GAAP dated March 20, 2007;
each of which is incorporated by reference in the annual report on Form 40-F of the Company for the fiscal year ended December 31, 2006.

/s/ KPMG LLP
Chartered Accountants

Vancouver, Canada
September 14, 2007